EXHIBIT 99.1

1615 SOUTH 52nd STREET, TEMPE, ARIZONA (480) 449-8900 FAX (480) 449-8929

NEWS RELEASE

For Release	July 9, 2007
Contact	(480) 449-8900	(212) 355-4449
	Norman Stout	Steve Frankel / Jennifer Friedman
	Inter-Tel Chief Executive Officer	Joele Frank, Wilkinson Brimmer Katcher

INTER-TEL RESPONDS TO STEVEN G. MIHAYLO’S JULY 2, 2007

LETTER TO BOARD OF DIRECTORS

TEMPE, AZ, July 9, 2007 – Inter-Tel (Delaware), Incorporated (NASDAQ: INTL) today sent the following letter to Steven G. Mihaylo in response to his letter to Inter-Tel’s Board of Directors, dated July 2, 2007:

Steven G. Mihaylo

P.O. Box 19790

Reno, Nevada 89511

Dear Mr. Mihaylo,

On behalf of the Special Committee, I am responding to your July 2 letter.

The only matter currently before Inter-Tel stockholders is whether to approve Mitel’s acquisition of the Company at $25.60 per share in cash for all shares. As you know, that price represents a premium to the current market price for Inter-Tel shares and $2.35 more per share than you and Vector Capital were collectively prepared to pay to acquire the Company in late 2006.

As we stated in the press release announcing the postponement of the Special Meeting, and as fiduciaries for all Inter-Tel stockholders, we believe our stockholders deserve the opportunity to make a fully informed decision, especially in light of recent developments.

While we have repeatedly sought to convince Mitel to increase its offer price, stockholders should have the time to fully consider the reasons set forth in the letter we received from Mitel regarding its decision not to increase the purchase price beyond $25.60 per share. We also believe Inter-Tel stockholders should consider:

•	The recent degradation in the debt capital markets underscores our view that, at least in the near term, it is less likely that any other potential purchaser could obtain the necessary debt financing to acquire Inter-Tel at a cash price higher than $25.60 per share.

•	The Mitel merger in the context of Inter-Tel’s actual performance during the first half of the year (as two quarters have now ended), which reflect the impact of the emerging competitive landscape in telephony.

•	Your definitive proxy materials (that contained numerous material changes from your initial preliminary proxy statement) were not mailed to Inter-Tel stockholders until June 28, the day before the Special Meeting was to be held making it hard for stockholders to evaluate it before they were to vote.

We believe it is important for Inter-Tel stockholders to recognize that the process to maximize shareholder value undertaken by the Special Committee, all of whose members are independent (except for our CEO), has resulted in an opportunity for all shareholders to receive cash for all of their shares at a price that exceeds by more than 10% what you and Vector Capital were willing to pay for the Company.

•	As you know, the Mitel Merger Agreement contains specific provisions allowing you and/or your financial partner, Vector Capital, as well as other interested parties, to submit a superior proposal.

•	Despite providing full access to detailed financial information, other diligence materials and access to our executives and senior managers, neither you nor Vector Capital has submitted a cash proposal superior to that offered by Mitel.

•	The fact that no other suitors for the Company have emerged during the two-month market check since the Mitel transaction was announced also provides compelling evidence that the Special Committee has obtained the highest price for the Company that is currently available.

Importantly, before it approved the Merger Agreement with Mitel, the Special Committee, together with its advisors, carefully considered a wide range of strategic solutions for Inter-Tel and took special note of the ongoing consolidation in the business and markets in which the Company competes, the size and strength of Inter-Tel’s emerging competitors, the execution risks attendant to the Company’s business, the fairness of the Mitel offer to Inter-Tel stockholders and the limited prospects that another strategic or financial buyer would emerge. The Special Committee believes the Mitel transaction continues to be the best opportunity available to Inter-Tel stockholders.

The Special Committee recognizes that its sole duty is to protect, represent and advance the best interests of the Company and all Inter-Tel stockholders. We remain determined to discharge that commitment for the benefit of all Inter-Tel stockholders. The Special Committee was reconstituted more than a year ago to provide necessary protection for all stockholders from the potential for significant conflicts of interest between you, our largest stockholder, and the remaining Inter-Tel stockholders who own approximately 81% of the Company. If, after having access to all available information, Inter-Tel stockholders decide to reject the Mitel Merger, you will have every opportunity to persuade Inter-Tel stockholders to pursue a different direction. We are confident that Inter-Tel stockholders will reject efforts by you or anyone else to gain control of the Board of Directors to pursue their own agenda without paying Inter-Tel stockholders a control premium for that privilege. The Special Committee believes that your current agenda is not in the best interests of all Inter-Tel stockholders.

To be clear, even if the Mitel acquisition is rejected at the Special Meeting of the Stockholders on July 23, the members of the Special Committee will remain steadfast in their commitment to maximize value for all Inter-Tel stockholders. We continue to be willing to discuss with you in a constructive manner appropriate opportunities to enhance value for all Inter-Tel stockholders, as we have attempted to do on numerous past occasions.

Very truly yours,

On behalf of the Special Committee

/s/ Alexander L. Cappello
Alexander L. Cappello, Chairman

The following is the complete text of Mr. Mihaylo’s July 2, 2007 letter to the Board of Directors:

VIA EMAIL AND FEDERAL EXPRESS

Board of Directors of Inter-Tel

    (Delaware), Incorporated

c/o Alex Cappello, Chairman

1615 South 52nd Street

Tempe, Arizona 85281

Dear Members of the Board of Directors:

I am extremely disappointed with the decision of the Special Committee of the Board, without consultation of the full Board, on Friday to postpone the Special Meeting of Stockholders to vote on the proposed buyout by Mitel. Given the substantial public attention received by this transaction over the past two months, I believe stockholders have had sufficient time and information to evaluate the deal in light of the recapitalization alternative I presented and should have been permitted to determine the fate of their investment. The postponement of the vote will subject stockholders to several more weeks of uncertainty and potential exposure resulting from the Company’s current situation. Furthermore, I am also distressed by the Board’s decision to cite uncertainties in the debt markets as a reason for the postponement without consulting RBC Capital Markets, who advised me as recently as Friday that the current events in the debt markets would not impede the execution of its committed financing.

As the Company’s founder and largest stockholder, I am conflicted by my confidence in the Company’s potential for growth and competitiveness, and my concern as to whether the Company’s current leadership has the vision and direction to achieve these ends. In light of these concerns, and with the goals of protecting my investment and providing greater certainty to stockholders, I respectfully request that the Board immediately implement the following proposals:

1.	Reduce the size of the Board from eleven to six members consisting of Dr. Anil K. Puri, Kenneth L. Urish, Steven G. Mihaylo and three persons designated by the current Board;

2.	Appoint me as Chairman of the Board;

3.	Appoint me as interim Chief Executive Officer of the Company until a qualified candidate can be found;

4.	Hire an executive search firm to find a Chief Executive Officer suitable to a majority of the newly constituted Board; and

5.	Disband the current Special Committee of the Board and form a new Special Committee of the Board, consisting of a majority of my director nominees, issued with an immediate directive to implement my recapitalization proposal unless a superior proposal emerges prior to implementation of the recapitalization.

If these proposals are implemented by the Board, I will withdraw my proxy statement with respect to the 2007 Annual Meeting of Stockholders. Given that the deadline for me to submit advance notice of business with respect to the 2007 Annual Meeting of Stockholders is fast approaching, I respectfully request the Board to notify me of its determination regarding the above proposals no later than 12:00 pm PDT on Thursday, July 5, 2007. I look forward to working with the Board towards the implementation of the above stated proposals and leading the Company with a renewed focus on growth, value and transparent governance.

Sincerely,

/s/ Steven G. Mihaylo
Steven G. Mihaylo

cc: Joseph J. Giunta
Stephen Alexander

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,940 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, concerning the pending acquisition of Inter-Tel by Mitel and the leveraged recapitalization strategy proposed by Mr. Mihaylo, among other things. Forward-looking statements are statements in the future tense or that include words such as “intends,” “believe”, “expect”, “proposed”, “anticipates” and words of similar import.

Forward-looking statements are based on assumptions, suppositions and uncertainties, as well as on management’s best possible evaluation of future events. However, actual results may differ materially from those reflected in forward-looking statements based on a number of factors, many of which are beyond the control of Inter-Tel. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for Inter-Tel’s products and services, risks associated with the proposed acquisition by Mitel or the outcome of any discussions with or actions by Mr. Mihaylo, the impact of price pressures exerted by competitors, and general market trends or economic changes.

Additional Information

In connection with the pending Mitel merger, Inter-Tel filed a definitive proxy statement with the Securities and Exchange Commission on May 29, 2007. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Copies of the definitive proxy statement and other documents filed by Inter-Tel can be obtained without charge at the Securities and Exchange Commission’s web site at www.sec.gov or from Inter-Tel by contacting Inter-Tel (Delaware), Incorporated, Attention: Investor Relations, 1615 S. 52nd Street, Tempe, AZ 85281, Telephone: 480-449-8900.

Inter-Tel and its directors, officers and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger with Mitel. Information concerning the interests of Inter-Tel’s participants in the solicitation is included in the definitive proxy statement, and related proxy materials, for the special meeting of stockholders, which is scheduled for July 23, 2007.

Inter-Tel and the Inter-Tel logo are trademarks of Inter-Tel (Delaware), Incorporated.

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